Exhibit 99.1

     Pactiv Fourth Quarter EPS From Continuing Operations of $0.41 Rises 11
                Percent; Up 26 Percent Excluding Pension Income

    LAKE FOREST, Ill.--(BUSINESS WIRE)--Jan. 22, 2004--

   Posts Fourth Consecutive Year of Strong Performance -- Including
           Significant Free Cash Flow and Return on Capital

    Pactiv Corporation (NYSE:PTV) today reported earnings per share from continuing operations for the quarter ended December 31, 2003, of $0.41, an increase of 11 percent from $0.37 per share in 2002. Income from continuing operations was $66 million compared with $59 million. Earnings per share from continuing operations excluding pension income in both years rose 26 percent.
    In the quarter the Company adopted FIN No. 46, Consolidation of Variable Interest Entities, to consolidate the properties covered by the Company's off balance sheet synthetic lease facility. This adoption required the Company to recognize, as a cumulative effect of a change in accounting principles, depreciation expense on the leased facilities from lease inception to December 31, 2003, of $12 million after tax, or $0.07 per share. Including this adoption, fourth quarter net income was $54 million, or $0.34 per share.
    Fourth quarter sales rose 5 percent to $818 million from $778 million. Gross margin was 29.5 percent compared with 31.1 percent in 2002 and 30.6 percent in the third quarter of 2003. The sequential reduction in margin was the result of lower gross margin in the Foodservice/Food Packaging segment, partially offset by improvement in Hefty(R) Consumer Products and Protective and Flexible Packaging. Operating margin of 15.8 percent was even with 2002.
    Full year 2003 net income was $183 million, or $1.14 per share, compared with $148 million, or $0.92 per share, in 2002. The 2003 results included the above-mentioned impact of the FIN No. 46 adoption, as well as the negative impact of a Tenneco Packaging litigation settlement of $35 million after tax, or $0.22 per share. The 2002 results included a non-cash impairment charge of $72 million after tax, or $0.45 per share, related to the adoption of SFAS No.142, Goodwill and Other Intangible Assets, and a $2 million, or $0.01 per share, gain from the partial reversal of a previously recorded restructuring charge. Excluding the impact of these items in both years, 2003 net income was $230 million, or $1.43 per share, compared with $218 million, or $1.36 per share, in 2002. Earnings per share from continuing operations excluding the above-mentioned items, as well as non-cash pension income, rose 24 percent. See the attached schedule "Regulation G GAAP Reconciliation" for details. Sales rose 9 percent to $3.1 billion from $2.9 billion.
    For the full year the Company generated free cash flow (cash flow from operating activities of $336 million less capital expenditures of $112 million) of $224 million. The aforementioned litigation settlement negatively impacted free cash flow by $19 million.
    Full year gross margin was 29.7 percent compared with 31.7 percent in 2002 primarily due to the impact of higher average resin costs throughout the year. Operating margin was 14.9 percent compared with
16.1 percent in 2002, reflecting the impact of higher raw material costs and lower non-cash pension income.
    "We posted another solid year of earnings and free cash flow performance. Likewise, since our spin-off in 1999, return on invested capital has improved continually and is now well above our weighted average cost of capital. We are creating substantial value and have the financial flexibility to continue to add even more value through internal investment, acquisition, and share repurchase," said Richard
L. Wambold, Pactiv's chairman and chief executive officer. "As we look at 2004 we are positioned well to take advantage of an improving economy," Wambold continued.

    Business Segment Results

    Hefty(R) Consumer Products

    Fourth quarter sales of $243 million rose 6 percent from $229 million, reflecting improved pricing and volume gains. Operating income of $57 million rose 14 percent primarily reflecting price increases that offset higher raw material costs, and lower advertising and promotion expenses. Operating margin was 23.5 percent compared with 21.8 percent in the fourth quarter of 2002 and 21.4 percent in the third quarter of 2003.
    Volume growth continued to be strong in foam tableware and waste bags, despite a difficult comparison due to robust growth in the fourth quarter of 2002. Likewise, the Hefty(R) Fun Pals line of children's plates continued to post volume and market share growth. Several new Hefty(R) products are planned for later this year.
    For the full year, sales of $888 million rose 6 percent from $841 million. Operating profit of $195 million was up 4 percent from $188 million. Operating margin was 22.0 percent compared with 22.4 percent.

    Foodservice/Food Packaging

    Fourth quarter sales of $354 million grew 5 percent from $338 million last year driven by acquisitions. Base business volume was flat in an industry that has shown only sporadic demand improvement and also has been impacted by the West Coast supermarket strikes. Operating income was $43 million compared with $44 million last year. Operating margin was 12.1 percent compared with 13.0 percent in 2002 and 15.1 percent in the third quarter of 2003 driven by unfavorable spread (the difference between selling prices and raw material costs), actions to reduce inventory that resulted in a temporary increase in manufacturing costs, and the inclusion of the lower gross margin Rock-Tenn asset acquisition.
    Pactiv is in the process of rolling out its extended shelf life tray for the red meat case ready market. This product line offers the lowest cost, most technically advanced extended shelf life tray in the industry. Due to its unique sealing characteristics, this product offers processors the opportunity to significantly increase their line speeds, thereby reducing labor costs and increasing flexibility to meet their customers' needs. The Rock-Tenn packaging assets acquired in October 2003 complement Pactiv's current product line with multi-color, custom-design, and co-extrusion capabilities.
    For the full year, sales of $1.37 billion rose 12 percent from $1.22 billion. Operating income of $178 million increased 13 percent from $158 million. Operating margin was 13.0 percent versus 12.9 percent.

    Protective and Flexible Packaging

    Fourth quarter sales for the Protective and Flexible Packaging segment of $221 million rose 5 percent versus $211 million. Operating income of $16 million increased 14 percent from $14 million. Operating margin rose to 7.2 percent compared with 6.6 percent in 2002 and 6.9 percent in the third quarter of 2003. The improvement reflects an overall lower cost structure, as well as volume growth in North American protective packaging. Most of the European businesses continue to lag but are expected to improve as the European economies strengthen.
    For the full year, sales of $879 million increased 8 percent from $818 million. Operating income of $58 million decreased 7 percent from $62 million. Full year 2002 results included a $4 million gain from the partial reversal of a previously recorded restructuring charge. Full year 2003 operating margin was 6.6 percent compared with 7.6 percent in 2002.

    Outlook

    When the Company initiated its 2004 outlook in October 2003, raw material costs were declining and were expected to be stable or declining in 2004, and demand was expected to strengthen. At this point, raw material costs are higher than originally expected, and the economic recovery, while positive for some of our businesses, will take more time to have its full impact on demand. To be conservative, the company is adjusting its full year 2004 estimated range of earnings per share to $1.53 to $1.60, including pension income of $31 million after tax, or $0.19 per share. With respect to the first quarter, the target is earnings per share in the range of $0.25 to $0.27.
    "We are very optimistic about our ability to perform in 2004 but feel it is prudent to adjust our outlook for the higher resin costs we are currently seeing. We expect to see growth continue to improve with the economic recovery and margin to expand in a more favorable energy market in the months ahead. Excluding non-cash pension income, earnings per share are expected to once again show solid growth of between 14 and 19 percent, and we anticipate another strong year of free cash flow generation," said Wambold.
    Free cash flow for 2004 is anticipated to be in a range of $220 million to $240 million. The tax rate is expected to be 37 percent. Selling, general, and administrative expense is estimated to be $330 million compared with $302 million in 2003 due to lower pension income and the full year effect of the Rock-Tenn asset acquisition. The Company expects to continue its aggressive productivity and procurement program, again anticipating approximately $30 million in cost savings in 2004. Depreciation and amortization expense will be approximately $180 million, capital expenditures will be in the range of $120 million, and the full year expectation of the average fully diluted shares outstanding is between 158 million and 159 million.

    Other

    The attached "Operating Results by Segment" details the impact on sales of acquisitions, divestitures, and foreign currency exchange. Also, the attached "Regulation G GAAP Reconciliation" reconciles non-GAAP financial measures used in this press release with GAAP financial measure as required by Regulation G.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section as well as "positioned well to take advantage of an improving economy", "new Hefty(R) products are planned...", "...offers processors the opportunity to significantly increase...", and "...are expected to improve as the European economies strengthen." These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 52 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation, a $3.1 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 80 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.



                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                            Three months              Twelve months
                         ended December 31,        ended December 31,
                          2003         2002         2003         2002

Sales                     $  818     $  778      $ 3,138     $  2,880

Costs and expenses
Cost of sales (excl.
 depr. and amort.)           577        536        2,206        1,967
Depr. and amort.              41         42          163          158
SG & A                        69         76          302          296
Other expense, net             2          1            1            -
Restructuring                  -          -            -           (4)

Operating income             129        123          466          463

Tenneco Packaging litigation
 settlement and other          -          -           56            -
Interest expense, net         25         25           96           96
Income tax expense            38         39          118          146
Minority interest              -          -            1            1

Income from cont. oper.       66         59          195          220
Cumulative effect of change
 in accounting principles    (12)         -          (12)         (72)

Net income                $   54     $   59      $   183     $    148

Avg. common shares
 outstanding (diluted)     159.5      160.5        160.1        160.6

Earnings per share
Cont. oper.               $ 0.41     $ 0.37      $  1.21     $   1.37

Cumulative effect of change
 in accounting principles  (0.07)         -        (0.07)       (0.45)


Net                       $ 0.34     $ 0.37      $  1.14     $   0.92


Gross margin
 (before depr. & amort.)    29.5%      31.1%        29.7%       31.7%
Operating margin            15.8%      15.8%        14.9%       16.1%



                          Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)

                                   December 31,        December 31,
                                       2003                 2002


Assets
Current assets
 Cash and temporary cash investments  $  140               $  127
 Accounts and notes receivable           374                  358
 Inventories                             399                  368
 Other                                    69                   51

 Total current assets                    982                  904

Property, plant, and equipment, net    1,522                1,366

Other assets
 Goodwill                                643                  612
 Intangible assets, net                  298                  294
 Pension assets, net                     195                  170
 Other                                    66                   66
 Total other assets                    1,202                1,142

 Total assets                         $3,706               $3,412

Liabilities and shareholders' equity
Current liabilities
 Short-term debt, including current
  maturities of long-term debt        $    5               $   13
 Accounts payable                        198                  217
 Other                                   271                  271

 Total current liabilities               474                  501

Long-term debt                         1,336                1,224
Other liabilities                        827                  769
Minority interest                          8                   21
Shareholders' equity                   1,061                  897

 Total liabilities and
  shareholders' equity                $3,706               $3,412



                         Pactiv Corporation
               Consolidated Statement of Cash Flows


(In millions)

Twelve months ended December 31,              2003       2002

Operating activities
Income from continuing operations           $  195     $  220
Adjustments to reconcile income
 from continuing operations to
 cash provided by continuing operations
 Depreciation and amortization                 163        158
 Deferred income taxes                          33        101
 Restructuring and other, net                    -         (4)
 Noncash retirement benefits, net              (64)      (109)
 Working capital                                 4          3
 Other                                           5         15
Cash provided by operating activities          336        384

Investing activities
Net proceeds from sale of
 businesses and assets                           3          7
Expenditures for property, plant,
 and equipment                                (112)      (126)
Acquisitions of businesses and assets          (82)      (125)
Other                                           (3)         -
Cash used by investing activities             (194)      (244)

Financing activities
Issuance of common stock                        20         11
Purchase of common stock                       (87)       (40)
Retirement of long-term debt                   (67)       (22)
Net increase (decrease) in short-term debt,
 excluding current maturities
 of long-term debt                               -         (6)
Cash used by
 financing activities                         (134)       (57)

Effect of foreign-currency exchange rate
 changes on cash and temporary cash
 investments                                     5          3


Increase in cash and temporary
 cash investments                               13         86
Cash and temporary cash
 investments, January 1                        127         41
Cash and temporary cash
 investments, December 31                 $    140     $  127



                          Pactiv Corporation
                    Operating Results by Segment
                            (In millions)

                                                  Protective
Three months ended                Foodservice/    & Flexible
December 31, 2003    Consumer   Food Packaging     Packaging

Sales                  $ 243          $ 354           $ 221
Acquisitions(a)            -            (17)             (1)
Adjusted sales(c)        243            337             220
Operating income          57             43              16


Three months ended
December 31, 2003      Other          Total

Sales                  $   -          $ 818
Acquisitions(a)            -            (18)
Adjusted sales(c)          -            800
Operating income          13            129

                                                  Protective
Three months ended                Foodservice/    & Flexible
December 31, 2002    Consumer   Food Packaging    Packaging

Sales                  $ 229          $ 338           $ 211
Foreign exchange(b)        -              1              17
Adjusted sales(c)        229            339             228
Operating income          50             44              14


Three months ended
December 31, 2002      Other          Total

Sales                  $   -          $ 778
Foreign exchange(b)        -             18
Adjusted sales(c)          -            796
Operating income          15            123


                                                  Protective
Twelve months ended                 Foodservice/  & Flexible
December 31, 2003    Consumer    Food Packaging    Packaging

Sales                   $ 888          $1,371         $ 879
Acquisitions(a)             -            (111)           (5)
Adjusted sales(c)         888           1,260           874
Operating income          195             178            58


Twelve months ended
December 31, 2003       Other           Total

Sales                   $   -          $3,138
Acquisitions(a)             -            (116)
Adjusted sales(c)           -           3,022
Operating income           35             466


                                                  Protective
Twelve months ended               Foodservice/    & Flexible
December 31, 2002     Consumer   Food Packaging   Packaging

Sales                   $ 841          $1,221         $ 818
Foreign exchange(b)         -               3            68
Adjusted sales(c)         841           1,224           886
Operating income          188             158            62


Twelve months ended
December 31, 2002       Other           Total

Sales                   $   -          $2,880
Foreign exchange(b)         -              71
Adjusted sales(c)           -           2,951
Operating income           55             463

(a) Adjustment to current year sales for incremental sales from acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.


                          Pactiv Corporation

                   Regulation G GAAP Reconciliation
       Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)

                         Three months ended       Twelve months ended
                            December 31,               December 31,
                          2003         2002         2003         2002


Net income - US GAAP
 basis                    $   54     $   59      $   183     $    148

Adjustments (net of tax)
 to exclude:
Cumulative effect of change
 in accounting principles     12          -           12           72
Restructuring and other
 charges                       -          -            -           (2)
Tenneco Packaging litigation
 settlement and other          -          -           35            -
Income from continuing
 operations - US GAAP basis
 excluding restructuring and
 litigation settlement        66         59          230          218
Pension income               (11)       (16)         (40)         (65)
Income from continuing
 operations excluding
 restructuring, litigation
 settlement and
 pension income(a)        $   55     $   43      $   190      $   153

Average common shares
 outstanding (diluted)     159.5      160.5        160.1        160.6

Diluted earnings per
 share
Net - US GAAP basis       $ 0.34     $ 0.37       $ 1.14     $   0.92

Adjustments to exclude:
Cumulative effect of change
in accounting principles    0.07          -         0.07         0.45
Restructuring and other
charges                        -          -            -        (0.01)
Tenneco Packaging litigation
settlement and other           -          -         0.22            -
Continuing operations
 excluding restructuring
 and litigation settlement  0.41       0.37         1.43         1.36
Pension income             (0.07)     (0.10)       (0.25)       (0.41)
Continuing operations
 excluding restructuring,
 litigation settlement,
 and pension income(a)    $ 0.34     $ 0.27       $ 1.18     $   0.95

Percent change -
 2003 vs. 2002                26%                     24%


(a) In accordance with generally accepted accounting principles (US
    GAAP), reported net income includes the after-tax impacts of cumulative effect of change in accounting principles, restructuring activity, Tenneco Packaging litigation settlement, and pension income. The company's management believes that by adjusting reported net income to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding cumulative effect of change in accounting principles, restructuring, Tenneco Packaging litigation settlement, and pension income to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.




                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                      Outlook for Full Year 2004



                                     Year ended December 31,
                              2004 (Outlook)           2003 (Actual)
                          High Estimate  Low Estimate
Diluted earnings per
 share
Continuing operations -
 US GAAP basis               $ 1.60       $  1.53       $   1.21

Adjustments to exclude:
Tenneco Packaging
litigation settlement
and other                         -             -           0.22
Pension income                (0.19)        (0.19)         (0.25)
Continuing operations
 excluding litigation
 settlement and pension
 income(a)                   $ 1.41       $  1.34       $   1.18

Percent change
 - 2004 vs. 2003                 19%           14%


                                     Year ended December 31,
                              2004 (Outlook)           2003 (Actual)
                          High Estimate  Low Estimate
Free cash flow
 (in millions)
Cash flow provided by
 operating activities -
 US GAAP basis               $  360       $   340       $    336

Less: capital expenditures     (120)         (120)          (112)

 Free cash flow(b)           $  240       $   220       $    224


(a) In accordance with generally accepted accounting principles (US
    GAAP), reported net income from continuing operations includes the after-tax effects of Tenneco Packaging litigation settlement and pension income. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding Tenneco Packaging litigation settlement and pension income to evaluate operating performance, to value business units, and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share repurchases.



    CONTACT: Pactiv Corporation
             Christine Hanneman, 847-482-2429 (Investor Relations) channeman@pactiv.com
             Lisa Foss, 847-482-2704 (Media Relations) lfoss@pactiv.com